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                                                                   EXHIBIT 99(a)





                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                              *** PRESS RELEASE ***

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
             COMPLETES THE ACQUISITION OF FORTRESS BANCSHARES, INC.


         Brookfield, Wisconsin and Westby, Wisconsin, December 2, 2002 - Merchants and Manufacturers Bancorporation, Inc. ("Merchants") and Fortress Bancshares, Inc. ("Fortress") announced today that the two organizations have completed the acquisition of Fortress by Merchants. The shareholders of Fortress overwhelmingly approved the acquisition at a special meeting held on November 18, 2002.

         Under the terms of the merger, each of the 699,140 outstanding shares of Fortress will be exchanged for $30.00 in cash or Merchants common stock. Individual shareholders may choose to receive Merchants stock, cash or a combination of Merchants stock and cash, provided that the total merger consideration consists of 45% cash and 55% Merchants stock. The daily average price of Merchants stock during the valuation period as specified in the merger agreement was $29.55, resulting in an exchange ratio of 1.0153 shares of Merchants stock for Fortress stock payable in Merchants stock.

         Speaking on behalf of Merchants, Chairman Michael Murry stated:
"Merchants and Fortress share the same community banking culture, allowing our organizations to truly understand the banking needs of our customers in the communities we serve. We are delighted to be joined by organizations such as the Fortress Banks, with their talented staff and a proven history of community involvement and serving customers."

         Don Zellmer, President, CEO and Chairman of Fortress noted: "Fortress' goal has been to bring quality community banking services to the areas it serves. Combining the resources and strengths of Merchants with those of Fortress will enable us to expand those services beyond our present horizons, under the Fortress banner. We eagerly await the challenges and opportunities."

         Fortress, with consolidated assets of $217 million as of September 30, 2002, is a multi-bank holding company that owns three separately chartered community banks headquartered in Westby, Wisconsin, Houston, Minnesota and Cresco, Iowa. All seven of Fortress's branch locations are located within a fifty-mile radius of La Crosse, Wisconsin.

         Merchants is a multi-bank holding company headquartered in Brookfield, Wisconsin, a suburb of Milwaukee. Merchants serves the needs of its local communities through the four member banks of our Community BancGroup: Lincoln State Bank; Grafton State Bank; Franklin State Bank; and Community Bank of Oconto County. The bank subsidiaries operate 24 offices in Wisconsin located in Milwaukee, Oconto, Ozaukee and Waukesha Counties. Merchants also offers residential mortgage services through its CBG Mortgage, Inc. and a full range of



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investment and insurance products through Link Community Financial Services,
LLC.

         Merchants also operates two additional non-bank operating subsidiaries:
Lincoln Neighborhood Redevelopment Corporation, organized for the purpose of redeveloping and rehabilitating certain areas located primarily on the near south side of Milwaukee and CBG Services, Inc., which provides operational services to Merchants banks. Merchants has $644 million in assets as of September 30, 2002 and our shares trade on the "bulletin-board" section of the NASDAQ Stock Exchange under the symbol "MMBI."

         Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants, Fortress and the combined company, which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such a difference are included in various documents filed by Merchants with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov or from Merchants.

For more information contact:
Michael J. Murry
Chairman, Merchants & Manufacturers Bancorporation, Inc.
(414) 425-5334
Donald Zellmer
Chairman, Fortress Bancshares, Inc.
(608) 634-3787





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